SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 16, 2003

PLIANT CORPORATION

(Exact name of registrant as specified in its charter)

Utah	333-40067	87-0496065
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1475 Woodfield Road, Suite 700

Schaumburg, IL 60173

(Address of principal executive offices including Zip Code)

(847) 969-3300

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

In connection with the offering of up to $250 million aggregate principal amount of Senior Secured Notes Due 2009 (the “Notes”) previously disclosed in Item 5 of the Form 8-K dated May 14, 2003, Pliant Corporation (the “Company” or “we”) is seeking an amendment to its credit facilities (the “Proposed Amendment”). In seeking approval of the Proposed Amendment, we anticipate disclosing the information set forth below, which is included herein for informational purposes and should not be deemed filed under the Securities Exchange Act of 1934, as amended.

Assuming, as of March 31, 2003, (a) the approval of the Proposed Amendment and (b) the issuance and sale of $250 million of Notes, the Company’s contractual commitments for long-term debt (including capital lease obligations) would have been $782.4 million, of which (i) $0.3 million would have been due within less than one year from such date, (ii) $25.6 million would have been due between one and three years from such date, (iii) $128.4 million would have been due within four to five years from such date and (iv) $628.1 million would have been due after five years from such date.

The Proposed Amendment

The Proposed Amendment would permit the issuance of the Notes and the second-priority liens securing the Notes and would (among other things), subject to specified conditions:

•	require the prepayment of revolving loans with the balance of the net proceeds received from the issuance of the Notes until $75.0 million (or, if less, all) of the revolving loans have been paid;

•	require the prepayment of tranche A term loans in an amount equal to 50% of the portion of such net proceeds not applied to the revolving loans and the prepayment of tranche B term loans in an amount equal to 50% of the portion of such net proceeds not applied to the revolving loans (subject to the right of the tranche B term lenders to reject such prepayment, to the extent tranche A term loans remain, such rejected prepayments will instead be applied to the tranche A term loans); (A) with respect to the tranche A terms loans, first, in direct order of maturities through 2004, second, to reduce scheduled repayments of such loans ratably for 2005, and third, with the balance of such portion, if any, to reduce the remaining scheduled repayments on such loans ratably; and (B) with respect to the tranche B term loans, to reduce the remaining scheduled repayments on such loans ratably;

•	add Uniplast Holdings Inc. and its United States subsidiaries as borrowers under our credit facilities for up to $9.4 million of loans;

•	adjust the terms pursuant to which J.P. Morgan Partners is required to purchase up to $25 million of additional equity securities to the extent necessary to enable us to meet certain leverage ratios;

•	add a new financial covenant based on the ratio of indebtedness under the credit facilities and certain qualified receivables financings to Consolidated EBITDA; and

•	adjust certain financial and negative covenants, including the leverage and interest coverage ratios.

Commitment Reductions and Repayments

As contemplated by the Proposed Amendment, we would be required to apply the net proceeds of the issuance of the Notes, first, to prepay the revolving credit facility (without reducing the commitments under the revolving credit facility) until $75.0 million (or, if less, all) of the revolving credit facility has been repaid, and second, to prepay the tranche A term loan facility in an amount equal to 50% of the portion of such net proceeds not applied to the revolving credit facility and to prepay the tranche B term loan facility in an amount equal to 50% of the portion of such net proceeds not applied to the revolving credit facility (subject to the right of the tranche B term lenders to reject such prepayment, to the extent tranche A term loans remain, such rejected prepayments will instead be applied to the tranche A term loans).

As contemplated by the Proposed Amendment, we would be required to issue, and J.P. Morgan Partners (BHCA), L.P. would be required to purchase, up to $25.0 million (subject to adjustment for purchases by third parties) of our equity securities to the extent necessary to enable us to meet our (a) leverage ratio and the target senior debt leverage ratio specified in our credit facilities for the fiscal quarter ending on March 31, 2003; (b) first lien leverage ratio specified in our credit facilities for any fiscal quarter ending on or after June 30, 2003, and on or prior to December 31, 2003, and (c) first lien leverage ratio and leverage ratio specified in our credit facilities for any fiscal quarter ending after December 31, 2003 and on or prior to December 31, 2004.

As contemplated by the Proposed Amendment, we would be required to prepay amounts outstanding under our revolving credit facility, if any (without reducing the commitments under the revolving credit facility), to the extent our estimate of our cash and cash equivalents and marketable securities on any day not held by our foreign subsidiaries (reduced by amounts required by us to make payments on that day) exceeds $5 million.

Financial covenants

After giving effect to the Proposed Amendment, the credit facilities would contain the following financial covenants:

•	We would be required to maintain a ratio of period-end consolidated debt to Consolidated EBITDA of no more than 6.60 to 1.00 for the twelve month period ending on March 31, 2003, 6.60:1.00 for the twelve month period ending on March 31, 2004, 6.40:1.00 for the twelve month period ending on June 30,

2004, 6.30:1.00 for the twelve month period ending on September 30, 2004, 6.00:1.00 for the twelve month period ending on December 31, 2004, 5.50:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2005, 5.00:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2006, 4.50:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2007, and 4.00:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2008.

•	We would be required to maintain a ratio of Consolidated EBITDA to consolidated cash interest expense of at least 1.40:1.00 for the three month period ending on March 31, 2003, 1.25:1.00 for the twelve month period ending on June 30, 2003, 1.25:1.00 for the twelve month period ending on September 30, 2003, 1.30:1.00 for the twelve month period ending on December 31, 2003, 1.35:1.00 for the twelve month period ending on March 31, 2004, 1.35:1.00 for the twelve month period ending on June 30, 2004, 1.40:1.00 for the twelve month period ending on September 30, 2004, 1:45:1.00 for the twelve month period ending on December 31, 2004, 1.60:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2005, 1.75:1.00 for the twelve month periods ending, on March 31, June 30, September 30 and December 31, 2006, 1.85:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2007, and 2.00:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2008.

•	We would be required to maintain a ratio of period-end consolidated debt accounted for by indebtedness under our credit facilities and securitization obligations to Consolidated EBITDA of no more than 2.25:1.00 for the twelve month period ending on June 30, 2003, 2.25:1.00 for the twelve month period ending on September 30, 2003, and 2.25:1.00 for the twelve month period ending on December 31, 2003.

After giving effect to the Proposed Amendment, Consolidated EBITDA would be calculated as follows, after giving pro forma effect to any permitted acquisitions or asset sales outside of the ordinary course of business:

•	our consolidated net income, plus

•	the amount of consolidated interest expense, plus

•	the amount of income tax expense, plus

•	the amount of letter of credit fees paid, plus

•	the amount of all amortization and depreciation and other non-cash charges and losses, plus

•	the amount of all extraordinary charges and losses, plus

•	the amount of all nonrecurring charges incurred relating to restructurings, plant closings or similar actions in connection with our facilities in Birmingham, AL; Dalton, GA; Harrington, DE; Shelbyville, IN; and Toronto, Canada; other similar charges, the cash portion of which may not exceed $8 million in connection with similar actions occurring prior to November 30, 2001; for purposes of calculating the financial covenants for any of our four fiscal quarters ending on or after June 30, 2001, and on or prior to June 30, 2003, non-recurring charges incurred relating to restructurings, plant closings, or similar actions in connection with our acquisition of Uniplast, the cash portion of which may not exceed the lesser of $15 million and the amount accrued prior to April 2, 2002; and for purposes of calculating the financial covenants for any of our four fiscal quarters ending on or after March 31, 2002, and on or prior to September 30, 2003, other similar charges, which may not exceed $20 million (excluding non-recurring charges incurred relating to our acquisition of Uniplast) and the cash portion of which (excluding non-recurring charges incurred relating to our acquisition of Uniplast) may not exceed $15 million during any four consecutive fiscal quarters, plus

•	the amount of all non-recurring charges incurred pursuant to the agreement with A.T. Kearney for a company-wide supply chain cost initiative, plus

•	the amount of non-cash expenses resulting from the grant of equity-related incentives to any director, officer or employee, plus

•	the amount of all compensation expense relating to long-term incentive plans, bonuses and severance payments incurred as a result of the recapitalization and related transactions, plus

•	the amount of all nonrecurring transaction and finance expenses incurred as a result of the recapitalization and related transactions and permitted acquisitions, minus

•	the amount of all extraordinary gains.

In addition, for purposes of calculating financial covenants (but not the leverage ratio used to determine the interest rate applicable to the tranche A term loans, the tranche B term loans, the Mexico term loans and/or the revolving loans), Consolidated EBITDA also excludes the effect of a limited amount of certain other nonrecurring charges relating to restructurings, plant closings, early termination and modification of leases and similar actions.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. There are a number of risks and uncertainties that could cause our actual results to differ materially from our estimates. These risks include, but are not limited to: general economic and business conditions, particularly a continuing economic downturn; industry trends; increases in our leverage; interest rate increases; changes in our ownership structure; raw material costs, availability and terms, particularly resin; competition; the loss of any of our significant customers; changes in the demand for our products; new technologies; the availability and associated cost of insurance coverage; changes in distribution channels or competitive conditions in the markets or countries in which we operate; costs of integrating any recent or future acquisitions; loss of our intellectual property rights; foreign currency fluctuations and devaluations and political instability in our foreign markets; changes in our business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations.

These risks and certain other uncertainties are discussed in more detail in our Annual Report on Form 10-K for the year ended December 31, 2002 and in our Registration Statement on Form S-4 (file no. 333-86532), as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLIANT CORPORATION

Dated: May 16, 2003	By:	/s/ BRIAN E. JOHNSON
Brian E. Johnson Executive Vice President and Chief Financial Officer